UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CommonWealth REIT
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 27, 2013, CommonWealth REIT mailed the following letter to its shareholders.

* * * * *

April 26, 2013

Dear Shareholder,

You may have received materials from Corvex Management LP and Related Fund Management, LLC (collectively “Corvex/Related”) purportedly seeking your written consent to remove without cause all of the duly elected members of your Board of Trustees.

DO NOT BE DECEIVED BY CORVEX/RELATED;

NO RECORD DATE HAS BEEN SET AND THERE IS NO VALID CONSENT SOLICITATION AT THIS TIME.  THE BOARD OF TRUSTEES OF COMMONWEALTH URGES YOU NOT TO TAKE ANY ACTION AT THIS TIME.

Corvex/Related have not complied with the requirements in CommonWealth’s bylaws to initiate a consent solicitation to remove CommonWealth’s Trustees and are ineligible to initiate such a process at this time.  No action is necessary for CommonWealth shareholders to take at this time.  Please simply discard any materials you may receive from Corvex/Related.

THE UNSCRUPULOUS TACTICS BEING EMPLOYED BY CORVEX/RELATED

ARE CONSISTENT WITH THEIR PRIOR EFFORTS TO MISLEAD COMMONWEALTH SHAREHOLDERS

On March 28, 2013, Corvex/Related made a highly conditional, unfinanced “offer” of $24.50 per share, despite the fact that they had previously estimated your Company’s net asset value at between $40.00 and $55.00 per share, and more recently, Corvex/Related have estimated your Company’s net asset value at between $35.00 and $44.00 per share.  Your Board, after consultation with its legal and financial advisors and after meeting with Corvex/Related, carefully considered this latest conditional, unfinanced “offer” and determined that the interests of CommonWealth and its shareholders would best be served by the Company continuing to implement its business plan.

In light of their recent actions, the CommonWealth Board believes the unsolicited, conditional and unfinanced  “offer” to acquire the Company was illusory and that it has been the intent of Corvex/Related all along to seize control of your Company without paying shareholders a premium for it.  If they are successful in removing the entire Board, without cause, we believe that Corvex/Related may operate CommonWealth for their own benefit or attempt to realize a quick profit before the full benefits of the Company’s current business plan are realized, to the detriment of CommonWealth shareholders. Do not be fooled by Corvex/Related’s efforts to pretend they are acting on behalf of all shareholders – they are attempting a hostile takeover of CommonWealth and are offering you nothing in exchange for the control they seek.

WHEN THE PRINCIPALS OF RELATED AND CORVEX HAVE GOTTEN CONTROL OF PUBLIC REAL ESTATE COMPANIES IN THE PAST, THE RESULTS HAVE NOT BEEN GOOD FOR SHAREHOLDERS.

Jeff Blau, the principal of Related and CEO of the Related Companies, previously served as Chairman, CEO and a Trustee of American Mortgage Acceptance Company (“AMAC”); during which time, AMAC funded loans to affiliates of the Related Companies which subsequently defaulted and became worthless.  Shortly thereafter, AMAC ceased operations and filed for bankruptcy.  Additionally, Mr. Blau and Stephen Ross, the Chairman of the Related Companies, served as Managing Trustees on the board of Centerline Holding Company (f/k/a Charter Municipal Mortgage Acceptance Company, or “CharterMac”); during which time, Centerline/CharterMac provided financing directly and indirectly to affiliates of the Related Companies.   During Jeff Blau’s and Stephen Ross’s combined tenure on the Centerline/CharterMac board between 2003 and 2009, the total returns realized by public shareholders were a LOSS of 97.7%.

Corvex has limited real estate industry experience, but its principal’s history of controlling a publicly owned real estate company also raises concerns. Corvex’s Managing Partner, Keith Meister, and his former employer first made a tender offer for WCI Communities, Inc., which they later withdrew.  Then, Mr. Meister was elected to the board of WCI in 2007 following a proxy contest; and within about one year of his joining the WCI board, WCI was forced into bankruptcy and essentially all WCI shareholder value was lost.

COMMONWEALTH REMAINS COMMITTED TO EXECUTING ON ITS STRATEGIC PLAN

TO DERIVE VALUE FOR ALL COMMONWEALTH SHAREHOLDERS

CommonWealth is making progress in executing its business plan to focus on the ownership and operation of high quality central business district office properties, to divest its suburban office and industrial properties and other assets, and to repay debt.  Since January 1, 2008, CommonWealth has increased its portfolio concentration of CBD office properties by acquiring $3.7 billion of primarily Class A CBD office properties, principally from distressed sellers, and selling $1.5 billion of primarily suburban office properties for significant gains.  If you would like more information about your company’s activities and business plan, please visit www.cwhreit.com and to view our investor presentation.

Thank you,

THE BOARD OF TRUSTEES OF COMMONWEALTH REIT

If you have any questions, please call
Innisfree M&A Incorporated, which is assisting us,
toll-free at 1-877-750-5836.

Additional Information Regarding the Consent Solicitation

CommonWealth REIT (the “Company”), its trustees and certain of its executive officers and Reit Management & Research LLC and certain of its directors, officers and employees may be deemed to be participants in the solicitation of consent revocations from shareholders in connection with the consent solicitation conducted by Corvex/Related and certain of their affiliates. On April 1, 2013, the Company filed a revised preliminary consent revocation statement with the Securities and Exchange Commission (the “SEC”) in response to the consent solicitation. The Company will furnish a definitive consent revocation statement to its shareholders, together with a BLUE consent revocation card, when they become available. SHAREHOLDERS ARE URGED TO READ THE CONSENT REVOCATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Additional information regarding the identity of these potential participants and their direct or indirect interests, by share holdings or otherwise, is set forth in the revised preliminary consent revocation statement filed with the SEC and other materials to be filed with the SEC.  Shareholders will be able to obtain, free of charge, copies of the consent revocation statement and any other documents to be filed by the Company with the SEC in connection with these matters at the SEC’s website (http://www.sec.gov), at the Company’s website (http://www.cwhreit.com) or by requesting materials from the firm assisting the Company in the solicitation of consent revocations, Innisfree M&A Incorporated, toll-free at 877-750-5836.